EXHIBIT 5.1

650-752-2000

August 7, 2006

E*TRADE Financial Corporation

135 East 57th Street

New York, New York 10022

Ladies and Gentlemen:

We are acting as counsel to E*TRADE Financial Corporation, a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale of up to 847,276 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) issued to the selling stockholder named therein in connection with the acquisition by the Company of assets from Retirement Advisors of America, Inc., pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”) dated May 12, 2006, by and among the Company, E*TRADE Wealth Management, Inc., Retirement Advisors of America, Inc., Geometry Venture Partners LLC, Richard Szczepanik, Scott Frost, Ann Smith, Neal Emmons and Maria Fuentes.

The Shares are to be offered by the selling stockholder for sale to the public as described in the Registration Statement. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the sale of the Shares as we have deemed necessary or advisable for the purposes of rendering this opinion.

Upon the basis of the foregoing, we are of the opinion that 847,276 Shares issued on August 1, 2006, in accordance with the Asset Purchase Agreement, have been legally and validly issued, and are fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware (the “DGCL”), including reported decisions interpreting the DGCL.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/    DAVIS POLK & WARDWELL